Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Lattice Semiconductor Corporation:

We consent to the use of our report dated February 23, 2012, with respect to the consolidated balance sheet of SiliconBlue Technologies Ltd. as of December 31, 2010, and the related consolidated statements of operations, redeemable convertible preference shares and shareholders' deficit, and cash flows for the year then ended which appears in this Form 8-K/A of Lattice Semiconductor Corporation.

/s/ KPMG LLP
Santa Clara, California
February 23, 2012